Exhibit 99.1

Sphere 3D Corp. Provides December 2023 Production and Operation Updates

Toronto, Ontario--(Newsfile Corp. - January 4, 2024) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company, is providing the results of its Bitcoin mining operation for December 2023.

Key Highlights:

  73.5 Bitcoin mined in December, up from November and up 311% YoY.
  Month-end operating hash rate was 1.3 EH/s, flat from November and up 4X YoY.
  Uptime was 77% due to issues at our hosting partner's Missouri site.

Metrics[1]	Dec 2022	Nov 2023	Dec 2023
Bitcoin Mined	17.9	71.7	73.5
Bitcoin Sold	4.3	65.0	50.4
Mining Revenue*	$0.3 million	$2.6 million	$3.1 million
Bitcoin Holdings	103.0	18.1	41.2
Deployed Miners	~2,500	~12,800	~12,800
Month End Deployed Hash Rate (EH/s)	100 PH/s	1.3 EH/s	1.3 EH/s
*Unaudited [1] - Includes Sphere 3D assets temporarily custodied by Gryphon related to the terminated master services agreement.

CEO Comments

"What a year it has been as we end 2023 on a high note! We brought over 1.3 EH/s online, cancelled our master services agreement with Gryphon Digital Mining, Inc ("Gryphon") which we expect to result in an additional 22.5% to our margins, and came to an agreement with Core Scientific, Inc  ("Core Scientific") on a complex litigation. In December 2023, we mined 73.5 Bitcoin, representing a 311% increase year-over-year and a 3% increase from November 2023. One of our hosting sites was down for a significant period (51% uptime in December) and we are working with our hosting partner to improve its uptime.  The Core Scientific settlement provides us with expected additional capital of $10 million that is non-dilutive to our shareholders. We plan to allocate the new capital to growth that will increase our EH/s. We believe we are well positioned for take-off in 2024!"

Core Scientific Update

On December 21, 2023, Sphere 3D agreed to terms outlining a settlement with Core Scientific and its debtor affiliates, subject to the approval of the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court").  The terms of the settlement include the following:

  An allowed general unsecured claim in the amount of $10,000,000
  Treatment afforded to General Unsecured Claims in the Core Scientific bankruptcy plan of reorganization (the "Plan")

  Mutual release of claims and causes of action between Core Scientific and Sphere 3D

The Plan currently contemplates that General Unsecured Creditors such as Sphere 3D will receive equity of reorganized Core Scientific, which equity is expected to freely trade after the effective date of the Plan. The settlement terms provide Sphere 3D with non-dilutive capital to focus on its strategic growth, while realizing significant savings on litigation expenses.

The terms of settlement  expressly does not waive any claim Sphere 3D has against Gryphon Digital Mining. Sphere 3D is seeking recovery from Gryphon for damages in connection with Gryphon's failure to file a timely proof of claim in the Core Scientific bankruptcy proceeding before the deadline.  Core Scientific previously argued that Gryphon's failure to file the proof of claim before the passage of the bar date was a defense to Sphere 3D's proof of claim against Core Scientific.

Gryphon Update

As previously disclosed, on October 6, 2023, Sphere 3D terminated, effective immediately, the Master Services Agreement ("MSA") between Sphere 3D and Gryphon, dated August 10, 2021, as amended on December 29, 2021. The termination of the MSA is expected to result in an additional 22.5% in gross profit.

In November 2023, Gryphon indicated, through its counsel, that upon receipt of certain information it would be remitting outstanding proceeds, less fees and expenses, generated under the MSA that Sphere 3D asserts is currently held by Gryphon on behalf of Sphere 3D, which Sphere 3D believes amounts to approximately 21.6 bitcoin, or $919,377, at December 31, 2023, before factoring in fees and expenses.  Sphere believes that Gryphon has received the information mentioned in the prior sentence; Gryphon, however, has yet to return the funds. Sphere 3D hopes that Gryphon will remit the proceeds soon, but Sphere 3D is exploring its regulatory and legal options.

Havening Update

Sphere 3D has anticipated the havening and is preparing accordingly. We are focusing on various alternatives and considering all options for growth, including, but not limited to, adding exahash organically, mergers and acquisitions, as well as other options.  Sphere 3D is currently focused on strategic opportunities and on maintaining operational efficiency.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with more than a decade of proven enterprise data-services expertise. The Company is growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com